UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2014

eBay Inc.
(Exact name of registrant as specified in its Charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2065 Hamilton Avenue, San Jose, CA 95125
(Address of Principal Executive Offices)

(408) 376-7400
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2014, eBay Inc. (“eBay”, “we” or “us”) issued a press release announcing the appointment of Daniel Schulman (“Mr. Schulman”) as President of PayPal, Inc., a wholly owned subsidiary of eBay, effective immediately.  At such time as PayPal, Inc. becomes a separate, publicly traded company (“PayPal”) as described in Item 8.01 (a “Spin-Off”), Mr. Schulman will become the President and Chief Executive Officer of PayPal and be appointed as a member of the PayPal Board of Directors, and Devin Wenig (“Mr. Wenig”), currently President, eBay Marketplaces, will become the President and Chief Executive Officer of eBay and be appointed as a member of eBay’s Board of Directors. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Schulman, age 56, joins eBay from American Express, where he was president of the company’s Enterprise Growth Group.  Prior to his employment with American Express, Mr. Schulman was the President of the Prepaid group of Sprint Nextel Corporation from 2009 through August 2010.  A seasoned leader in multiple industries, Mr. Schulman has held senior executive and chief executive officer roles at AT&T, Priceline and Virgin Mobile.

In conjunction with Mr. Schulman’s appointment as President of PayPal, Inc., eBay and Mr. Schulman have entered into a letter agreement (the “Schulman Agreement”). The summary below describes the key terms of the Schulman Agreement.

Position & Duties
President of PayPal, Inc., reporting to eBay’s President and Chief Executive Officer.  At the time of the Spin-Off, when PayPal becomes a separate, publicly traded company, Mr. Schulman will become the President and Chief Executive Officer of PayPal, report to the PayPal Board of Directors and become a member of the PayPal Board of Directors.

Annual Cash Compensation
Mr. Schulman‘s annual base salary will be $900,000 at eBay (increased to $1,000,000 after the Spin-Off), and his annual target bonus opportunity will be 175% of his base salary (increased to 200% after the Spin-Off).

Make-good Awards
It is possible that Mr. Schulman’s prior employer may not pay him his bonus for the current year, and/or may require him to forfeit certain cash and equity awards that Mr. Schulman currently holds, and/or may require him to repay certain gains he has recognized on equity awards within the last 2 years, all as a result of Mr. Schulman leaving his prior employer to join us.  To the extent any of this occurs, we have agreed to: (1) pay Mr. Schulman certain “Cash Make-good Awards” to make him whole for any such lost bonus opportunity and/or forfeited cash and/or equity awards, up to a total possible amount (before taxes) of (a) up to $9,857,787 (of which 30% is subject to service vesting conditions), in respect of any such lost bonus opportunity and forfeited cash and equity awards, and (b) as to gains on awards that were vested or paid in the past to the extent they are required to be repaid, up to approximately $11 million;  and (2) grant Mr. Schulman certain “Equity Make-good Awards” in the form of restricted stock units (RSUs) having an aggregate grant date value equal to $8,214,932 (which RSUs will be subject to service vesting conditions).

Initial and Focal Equity Awards
Shortly after he starts employment with us, Mr. Schulman will receive “Initial Equity Awards” in the form of RSUs valued at $4.5 million, performance-based restricted stock units (PBRSUs) in respect of our 2014-2015 performance period having a target value of $2.7 million, and options valued at $1.8 million. As part of our regular annual equity grant cycle in 2015, Mr. Schulman also will receive RSUs valued at $2.7 million, PBRSUs in respect of our 2015-2016 performance period having a target value of $4.5 million, and options valued at $1.8 million. All of the foregoing equity grants will have vesting schedules that provide for full vesting by no later than the fourth anniversary of the date of grant.

Spin-Off Equity Awards
Immediately prior to the Spin-Off, Mr. Schulman will receive equity awards having an aggregate grant date value of $2 million, with vesting schedules that provide for full vesting by no later than the fourth anniversary of the effective date of the Spin-Off.

Effect of Spin-Off
At the time of the Spin-Off, Mr. Schulman’s outstanding equity awards will convert into equity awards covering PayPal common stock, and then will continue to vest subject to Mr. Schulman’s continued employment with PayPal.

Relocation Benefits
Mr. Schulman will be covered by our general relocation assistance program to aid him in his relocation to the Bay area.  eBay will also provide him with: (1) a reasonable allowance to cover the cost of temporary housing in the Bay area through the earlier of nine months after his start date with eBay or the date that he purchases a residence; and (2) reasonable travel-related expenses to and from the Bay area, up to 26 round trips per year (prorated for 2014).

Severance Benefits
Upon a termination of Mr. Schulman’s employment by eBay (or, after the Spin-Off, PayPal) without “cause” or a resignation by Mr. Schulman for “good reason” (as defined in the Schulman Agreement), Mr. Schulman will receive, in addition to earned but unpaid compensation and benefits, a lump sum cash payment, payable subject to his execution of a release of claims, equal to the sum of:

(1) two times the sum of his annual base salary plus his target annual bonus; plus
(2) any Cash Make-good Awards unpaid as of the date of termination; plus
(3) the amount of any unvested Initial Equity Awards and Equity Make-good Awards outstanding as of the date of termination; plus
(4) if such termination occurs:
  within 30 days before or 60 days after the second anniversary of the date Mr. Schulman’s start date with us, and no Spin-Off has occurred by such second anniversary, the value of any other unvested eBay equity awards that would have become vested within 24 months after termination, or after the Spin-Off, the value of any other unvested eBay equity awards (as converted into PayPal awards in the Spin-Off) that would have become vested within 12 months after termination, or during the 90 days prior to or the 24 months following a “change in control” of eBay or PayPal, as applicable (as defined in the Schulman Agreement), the value of all his unvested equity awards outstanding as of the date of termination.

Death or Disability
If Mr. Schulman’s employment terminates due to his death or disability, he will receive a cash payment equal to the value of all unvested eBay equity awards (after a Spin-Off, such awards as converted into PayPal awards in the Spin-Off) that would have become vested within 24 months after his death or disability.

No Tax Grossups	Mr. Schulman is not entitled to any “golden parachute” tax gross-up payments under any plan or agreement with eBay (or, after the Spin-Off, PayPal).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Schulman Agreement, which will be filed with eBay’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

In addition, eBay and Mr. Wenig have entered into a letter agreement, dated as of September 29, 2014 (the “Wenig Agreement”). The Wenig Agreement provides Mr. Wenig with all of the same compensation and benefits, on all of the same terms and conditions, to which Mr. Schulman is entitled to, except (1) Mr. Wenig is not entitled to any Make-good Awards or Relocation Benefits and (2) otherwise to the extent described differently in the table below.

Position & Duties
President, eBay Marketplaces, reporting to eBay’s President and Chief Executive Officer.  Upon the occurrence of the Spin-Off, Mr. Wenig will become the President and Chief Executive Officer of eBay, report to eBay’s Board of Directors and become a member of eBay’s Board of Directors.

2014 Top-Up Equity Awards
In lieu of any Initial Equity Awards, in October 2014, Mr. Wenig will receive RSUs valued at $1.2 million, PBRSUs in respect of the 2014-2015 performance period with a target value of $2 million, and options valued at $800,000.  Generally, these awards otherwise vest over the same vesting schedules as Mr. Schulman’s Initial Equity Awards.

Effect of Spin-Off
At the time of the Spin-Off, any of Mr. Wenig’s outstanding eBay equity awards granted after September 30, 2014 will remain eBay equity awards, and his eBay equity awards granted prior to such date will be treated in a manner to be determined by eBay’s Board of Directors.

Severance Benefits
Upon a termination of Mr. Wenig’s employment by eBay without “cause” or a resignation by Mr. Wenig for “good reason” (each term as defined in the Wenig Agreement), Mr. Wenig will receive, in addition to earned but unpaid compensation and benefits, a lump sum cash payment, payable within 30 days following the execution without revocation of a release of claims, equal to the sum of: (1) two times the sum of his annual base salary plus his target annual bonus; plus (2) the value of any unvested equity awards that would have become vested within 12 months after such termination; but if such termination occurs during the 90 days prior to or the 24 months following a “change in control” of eBay (as defined in the Wenig Agreement), then the value of all of his unvested equity awards outstanding as of the date of termination.

The foregoing summary does not purport to be complete and is qualified by entirety by reference to the Wenig Agreement, which will be filed with eBay’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

Item 8.01.                      Other Events

On September 30, 2014, eBay issued a press release announcing that its board of directors has approved a plan to separate eBay’s eBay and PayPal businesses into two independent, publicly traded companies.  A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

This report and the attached press release contains forward-looking statements relating to, among other things, the separation, the expected timetable for completing the separation and the future performance of eBay’s eBay and PayPal businesses.  A more thorough discussion of certain factors that may affect eBay’s actual results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in eBay’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this report or the attached press release and slide presentation, which are based on information available to eBay on the date hereof.  eBay assumes no obligation to update such statements.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated September 30, 2014
99.2	Press release, dated September 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 3, 2014	eBay Inc.

	By:	/s/ Michael R. Jacobson
		Name:	Michael R. Jacobson
		Title:	Senior Vice President, Legal Affairs, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated September 30, 2014
99.2	Press release, dated September 30, 2014